UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------X
                                    :
UNION OF NEEDLETRADES, INDUSTRIAL   :
AND TEXTILE EMPLOYEES ("UNITE"),    :
THE SOUTHERN REGIONAL JOINT BOARD   :
OF UNITE and THE MAY COMPANY        :
INDEPENDENT SHAREHOLDERS COMMITTEE, :         COMPLAINT
                                    :         ---------
                                    :
                    Plaintiffs,     :
                                    :
          -against-                 :    97 Civ. 3120 (JGK)
                                    :
THE MAY DEPARTMENT STORES COMPANY,  :
                                    :
                    Defendant.      :
                                    :
------------------------------------X

          Plaintiffs Union of Needletrades, Industrial and Textile Workers ("UNITE"), The Southern Regional Joint Board of UNITE, and The May Company Independent Shareholders' Committee, by their undersigned attorneys, allege upon knowledge with respect to themselves and their own acts, and upon information and belief with respect to all other matters, as follows:

                              NATURE OF THE ACTION
                              --------------------

          1. Plaintiffs have brought this lawsuit to cure and to correct false and misleading proxy materials distributed by defendant, and to prevent defendant from exercising invalid discretionary authority wrongfully solicited through such materials.

          2. Plaintiffs are the proponents of a shareholder resolution that would amend defendant's bylaws to eliminate defendant's "poison pill" plan and require
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shareholder approval of any such plan adopted in the future. The resolution is to be submitted to a vote at defendant's annual meeting of shareholders to held on May 23, 1997. Defendant opposes the proposal.

          3. Even though plaintiffs notified defendant eight weeks ago that they are going to raise the poison pill resolution at the meeting and will be soliciting proxies in connection therewith, defendant refused to include the resolution as a line item on its proxy card, and has deprived its shareholders of the opportunity to support or oppose the resolution.

          4. Instead, defendant has mailed proxy materials to its shareholders that seek discretionary authority to vote those proxies with respect to "any other matter that may properly come before the meeting" -- including plaintiff's proposal "should [it] be properly presented at the annual meeting."

          5. Recognizing, however, that such discretionary authority is invalid in light of its advance notice of plaintiffs' proposal, defendant plans to send out a second set of proxy materials -- after defendant has solicited discretionary authority to vote against the proposal, and after plaintiffs have completed their own solicitation -- in which plaintiffs' proposal is set forth as a separate line item on the proxy card. Defendant has asserted, however, that all of the initial proxies it solicits that are not

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revoked will continue to confer discretionary authority upon it.

          6. Defendant's manipulation of the proxy solicitation process constitutes a violation of the Securities Exchange Act of 1934 (the "Exchange Act") and the regulations promulgated thereunder by the Securities and Exchange Commission ("SEC"). The failure of defendant to set forth plaintiff's proposal as a separate line item on its proxy card, and defendant's claim to discretionary authority with respect to such proposal, violate SEC Rules 14a-4 and 14a-9 because defendant knew of the proposal a reasonable time before defendant commenced its proxy solicitation. In addition, the deceptive and confusing two-step procedure contemplated by defendant is violative of SEC Rule 14a-9, and will only mislead and disenfranchise defendant's shareholders.

                                  THE PARTIES
                                  -----------
PLAINTIFFS
----------

          7. Plaintiff UNITE is an unincorporated labor organization with its national headquarters located at 1710 Broadway, New York, New York 10019. Pension trusts organized for the retirement benefit of members of UNITE own approximately 53,418 shares of defendant's common stock.

          8. Plaintiff The Southern Regional Joint Board of UNITE ("SRJB") is an unincorporated labor organization with its headquarters located at 4405 Mall Boulevard, Union

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City, Georgia 30291. SRJB is comprised of various UNITE local affiliates located in the Southeastern region of the United States. SRJB, as successor-in-interest to The Southern Regional Joint Board of the Amalgamated Clothing and Textile Workers Union, is the beneficial owner of 50 shares of defendant's common stock.

          9. Plaintiff The May Company Independent Shareholders' Committee (the "Shareholders' Committee") is an unincorporated association formed by UNITE and the SRJB for the purposes of advancing the shareholder proposal that is the subject of this lawsuit. The headquarters of the Shareholders' Committee is located at 2100 L Street, N.W., Washington, D.C. 20037.

          10. Plaintiffs are collectively referred to herein as the "Proponents."

DEFENDANT
---------

          11. Defendant The May Department Stores Company (the "Company") is a Delaware corporation that maintains its headquarters at 611 Olive Street, St. Louis, Missouri 63101. The Company operates numerous department stores throughout the United States, including Lord & Taylor in this District.

          12.  The common shares of the Company are registered pursuant to
Section 12 of the Exchange Act, 15 U.S.C. (S) 78l, and are listed for trading on the New York Stock Exchange.

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                             JURISDICTION AND VENUE
                             ----------------------
          13.  The Court has jurisdiction over this case pursuant to 28 U.S.C.
(S)(S) 1331, 2201, 2202, and 15 U.S.C. (S) 78aa.

          14. Defendant transacts business in this District and is subject to personal jurisdiction here. Accordingly, venue is properly laid in this District pursuant to 28 U.S.C. (S) 1391(b) and 15 U.S.C. (S) 78aa.

                      STATUTORY AND REGULATORY PROVISIONS
                      -----------------------------------
          15. Section 14(a) of the Exchange Act, 15 U.S.C. (S) 78n(a), provides that it shall be unlawful for any person . . . in contravention of such rules and regulations as the [Securities and Exchange] Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors, to solicit or to permit the use of his name to solicit any proxy . . . in respect of any security . . . registered pursuant to section 78l of this title.

          16.  SEC Rule 14a-4(a)(3), 17 C.F.R. (S) 240.14a-4(a)(3), provides that a proxy card

     [s]hall identify clearly and impartially each separate matter intended to be acted upon, whether or not related to or conditioned on the approval of other matters, and whether proposed by the registrant or by security holders. No reference need be made, however, to proposals as to which discretionary authority is conferred pursuant to paragraph (c) of this section.

          17.  SEC Rule 14a-4(b)(1), 17 C.F.R. (S) 240.l4a-4(b)(1), provides in pertinent part that a proxy card shall provide means

     whereby the person solicited is afforded an opportunity to specify by boxes a choice between

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     approval or disapproval of, or abstention with respect to each separate matter referred to therein as intended to be acted upon, other than elections to office.

          18.  SEC Rule 14a-4(c)(1), 17 C.F.R. (S) 240.14a-4(c)(1), provides that

     [a] proxy may confer discretionary authority to vote with respect to . . . [m]atters which the persons making the solicitation do not know, a reasonable time before the solicitation, are to be presented at the meeting, if a specific statement to that effect is made in the proxy statement or form of proxy.

          19.  SEC Rule 14a-9(a), 17 C.F.R. (S) 240.14a-9(a), provides that

     [n]o solicitation . . . shall be made by means of any proxy statement, form of proxy, notice of meeting or other communication, written or oral, containing any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading . . . .

                            SUBSTANTIVE ALLEGATIONS
                            -----------------------
THE PROPONENTS' ANTI-"POISON PILL" PROPOSAL
-------------------------------------------

          20. On or about March 5, 1997, the Proponents timely notified the Company, pursuant to Section 11, Article I of the Company's bylaws, of their intention to bring various items of business before the annual meeting of shareholders scheduled to be held on May 23, 1997. Among these items was a shareholder proposal (the "Proposal") to be submitted for consideration by the Company's shareholders at the annual meeting. The Proposal would require the Company to eliminate its current shareholder rights

                                       6
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agreement -- commonly referred to as a "poison pill" -- and obtain shareholder approval for any future poison pill.

          21. Under the Company's current poison pill, one right has been declared for each common share of the Company's stock outstanding. Each right entitles shareholders to purchase, under certain conditions, one four-hundredth of a share of the Company's Junior Participating Preference Shares at a purchase price of $150. The right will be exercisable if a person or group acquires beneficial ownership of 20% or more of the Company's outstanding common stock or has announced a tender offer upon consummation of which said person or group would own 20% or more of the Company's outstanding common stock. Rights held by the 20%-or-more holder will become void. The Company's board of directors may redeem the rights for $.01 per share subject to adjustment.

          22. The Company's poison pill is an anti-takeover device which effectively prevents a change in control of the Company without the approval of the board of directors. Triggering the poison pill affects the bidder by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the board of directors.

          23. The Proponents believe that the poison pill forces potential investors to negotiate acquisitions with management, instead of making their offer directly to

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shareholders. The Proponents believe that shareholders should be able to decide for themselves whether to accept an offer for their stock without interference in the form of a poison pill.

          24. The Company's board of directors twice has authorized a poison pill without shareholder approval. The original poison pill, adopted in 1986, was scheduled to expire in 1996; however, in 1994 the Company's board of directors amended and extended the plan through 2004.

          25.  The Proposal provides as follows:

          RESOLVED, that pursuant to Section 109 of the Delaware General Corporation Law and Article XIII of the Company's By-Laws, the share owners of The May Department Stores Company (the "Company") hereby amend the Company's By-Laws to add the following article, such amendment to be effective immediately upon approval by holders of a majority of the outstanding shares of stock present, in person or by proxy, at the meeting of share owners at which such resolution is proposed:

          The Company shall not adopt or maintain any rights plan or similar agreement, commonly referred to as a "poison pill," which is designed to impede, or has the effect of impeding, the acquisition of a block of stock in excess of a specified threshold and/or merger or other transaction between a significant share owner and the Company, unless such plan or agreement has theretofore been approved by the holders of a majority of the outstanding shares of stock at a general or special meeting of share owners, and the Company shall redeem any such plan or agreement in effect as of the date of adoption of this Article of the By-Laws, including without limitation the Company's 1994 Rights Agreement. Anything to the contrary notwithstanding, this Article may not be amended, modified or repealed, except

                                       8
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          by holders of a majority of the outstanding shares of stock.

THE COMPANY'S EFFORTS TO THWART THE PROPOSAL
--------------------------------------------

          26. The Company's management opposes the Proposal. Indeed, despite the fact that the Proponents formally notified the Company eight weeks ago that they intend to raise the Proposal at the annual meeting of shareholders on May 23, 1997, the Company has refused to set forth the Proposal, and include it as a line item, on its proxy card.

          27. On April 9, 1997, the Proponents filed a preliminary proxy statement and a model proxy card with the SEC for its review. The Company was aware of this filing, and previously had informed the Proponents that they should designate the Proposal as line item "(e)" in their proxy materials.

          28. On April 11, 1997, Michael R. Zucker, Director of Corporate and Financial Affairs at UNITE, and head of the Shareholders' Committee, spoke with Richard A. Brickson, the Company's Secretary. Zucker reiterated the Proponents' intention to raise the Proposal at the shareholders meeting, and to solicit at least a majority of the Company's outstanding shares in support of the Proposal. Zucker informed Brickson that the Proponents had retained custodians to arrange delivery of the Proponents' proxy materials to holders of at least a majority of the Company's outstanding shares. Zucker requested that the Company

                                       9
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include the Proposal as a line item on the Company's proxy card, but Brickson refused.

          29. Brickson stated that the Company intends to allow shareholders to vote on the Proposal via management's proxy only after the Company has first solicited discretionary authority, and after the Proponents have completed their own solicitation of at least a majority of the outstanding shares of the Company's stock. According to Brickson, the Company will then send out a second round of proxy materials in which the Proposal is to be included as line item "(e)."

          30. Brickson asserted, however, that the discretionary authority conferred by the initial proxies will continue to be valid, so long as they are not superseded by subsequently executed proxies.

          31. On April 14, 1997, counsel for the Proponents wrote to the Company, again stating that the Proponents would be soliciting at least a majority of the outstanding shares of the Company's stock, and had retained custodians to arrange delivery of the Proponents' proxy materials to holders of at least a majority of the outstanding shares. The letter informed the Company that, in light of the Company's advance notice of the Proposal, it would be inappropriate for the Company to seek discretionary authority with respect to the Proposal, and that such

                                       10
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authority could not be ratified after the fact by the Company's contemplated second round of proxy materials.

          32. In a letter dated April 17, 1997, counsel for the Company stated that the Company disagreed with the Proponents regarding its ability to solicit discretionary authority with respect to the Proposal. On that same date, the Company filed its definitive proxy materials with the SEC and began soliciting proxies.

          33. The Company's proxy materials disclose the Company's intention to vote against the Proposal, but do not give shareholders an opportunity to vote on the Proposal separately. Instead, the Company seeks discretionary authority to vote on "such other business as may properly come before the meeting" -- including the Proposal "should [it] be properly presented at the annual meeting."

          34. On April 29, 1997, the Proponents filed their definitive proxy materials with the SEC, and commenced their solicitation of at least a majority of the Company's outstanding shares.

DECLARATORY AND INJUNCTIVE RELIEF IS NECESSARY
----------------------------------------------

          35. A declaratory judgment is appropriate because a definite and concrete dispute exists between the parties relating to the Company's legal rights and obligations arising under the Exchange Act and the rules promulgated thereunder.

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          36.  Injunctive relief is appropriate to restrain the Company from its violations of the Exchange Act and the SEC's rules promulgated thereunder.
          37.  The Proponents have no other or adequate remedy at law.

                                CLAIM FOR RELIEF
                                ----------------

                  (FOR INJUNCTIVE AND DECLARATORY RELIEF
                   UNDER SECTION 14(A) OF THE EXCHANGE
                   ACT, AND SEC RULES 14A-4(A), 14A-4(B),
                   14A-4(C), AND 14A-9(A))

          38.  Paragraphs 1 through 37 are repeated and realleged.

          39. At the time its initial proxy materials were mailed, the Company had known for a reasonable time of the Proposal and the Proponents' intention to raise it at the shareholders meeting.

          40. The Company, however, failed to give its shareholders a separate opportunity to vote on the Proposal, and wrongly sought discretionary authority which, if obtained, it will use to vote against the Proposal.

          41. The Company's proxy materials are false and misleading in that they solicit an invalid discretionary authority to vote proxies with respect to the Proposal.

          42. The Company's manipulation of the proxy solicitation process through the deceptive and confusing two-step procedure contemplated by the Company will mislead and disenfranchise its shareholders.

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          43.  The Company has acted intentionally, recklessly, or negligently.

          44. The Company's actions violate Section 14(a) of the Exchange Act and SEC Rules 14a-4(a), 14a-4(b), 14a-4(c), and 14a-9(a).

                               PRAYER FOR RELIEF
                               -----------------

          WHEREFORE, plaintiffs pray that this Court:

          1. Grant plaintiffs declaratory relief declaring that defendant's proxy materials and its contemplated two-step solicitation process are violative of Section 14(a) of the Exchange Act and SEC Rules 14a-4(a), 14a-4(b), 14a-4(c), and 14a-9(a);

          2.   Grant plaintiffs injunctive relief:

     a. prohibiting defendant from exercising discretionary authority in voting proxies with respect to the Proposal; or

     b. in the alternative, if the annual meeting already has been held, voiding all proxies obtained by defendant in the first round of solicitation and directing the Company to retabulate the vote on the Proposal without counting such proxies;

          3. Grant plaintiffs an award of the costs and disbursements of this action, including attorneys' fees; and

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          4.   Grant plaintiffs such other and further relief as shall be just and proper.

Dated:  New York, New York
        April 30, 1997


                              FRIEDMAN & KAPLAN LLP



                         By:  /s/ Eric Seiler
                              ---------------------------
                              Eric Seiler (ES-5437)
                              Lance J. Gotko (LG-5443)
                              875 Third Avenue
                              New York, NY 10022-6225
                              (212) 833-1100

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